Exhibit 10.2

Consulting Service Agreement

EXECUTION VERSION

Consulting Services Agreement

This Consulting Services Agreement (this “Agreement”) is entered into by and between Guangzhou Xingbang Information Consulting Co., Ltd. (“Guangzhou Xingbang”) and Guangdong Xingbang Industry Information & Media Co., Ltd. (“Guangdong Xingbang”) as of May 13, 2011 in Guangzhou, the People’s Republic of China (the “PRC” or “China”). Guangzhou Xingbang and Guangdong Xingbang are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

a)	Guangzhou Xingbang, a company incorporated in the PRC as a wholly foreign-owned enterprise, has the expertise in consultancy of media operating, advertising, marketing and e-commerce.

b)	Guangdong Xingbang is a company incorporated in the PRC, and is engaged in the business of media operation, advertising, industry research, marketing service, e-commerce (the “Business”).

c)	The Parties desire that Guangzhou Xingbang shall provide consulting and other relevant services relating to the Business to Guangdong Xingbang.

NOW THEREFORE, to set forth the terms and conditions under which Guangzhou Xingbang shall provide consulting and other related services to Guangdong Xingbang, the Parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement the terms shall have the following meanings:

“Affiliate”, with respect to any Person (as defined below), shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Consulting Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien (as defined below) on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person;
 “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing);

Consulting Service Agreement

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body;

“RMB” shall mean Renminbi, the legal currency of the PRC; and

“Services” means the services to be provided under the Agreement by Guangzhou Xingbang to Guangdong Xingbang, as more specifically described in Clause 2 and Appendix 1 here attached.

1.2	The heading in this Agreement shall not affect the interpretation of this Agreement.

2.	RETENTION AND SCOPE OF SERVICES

2.1
Guangdong Xingbang hereby agrees to retain the Services of Guangzhou Xingbang, and Guangzhou Xingbang accepts such retention, to provide Guangdong Xingbang with the Services in relation to the current and proposed operations of Guangdong Xingbang’s Business in the PRC pursuant to the terms and conditions of this Agreement. The Services subject to this Agreement shall include without limitation:

(a)	General business operation. Provide general advice and assistance relating to the management and operation of the Business of Guangdong Xingbang.

(b)	Human resources

(i) Provide general advice and assistance in relation to the staffing of Guangdong Xingbang, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Guangdong Xingbang;

(ii) Provide training of management, staff and administrative personnel; and

(iii) Assist Guangdong Xingbang in establishing an efficient payroll management system.

(c)	Business development. Provide advice and assistance in business growth and development of Guangdong Xingbang.

(d)	Others. Such other advice and assistance as may be agreed upon by the Parties.

2.2
Exclusive services provider. During the term of this Agreement, Guangzhou Xingbang shall be the exclusive provider of the Services. Guangdong Xingbang shall not seek or accept similar services from other providers unless the prior written approval is obtained from Guangzhou Xingbang.

2.3
Intellectual property rights related to the Services. Guangzhou Xingbang shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual property rights. If Guangdong Xingbang requires the use of Guangzhou Xingbang’s intellectual property rights, Guangzhou Xingbang agrees to grant such intellectual property rights to Guangdong Xingbang on terms and conditions to be set forth in a separate agreement.

2.4
Pledge. Guangdong Xingbang shall permit and cause the shareholders of Guangdong Xingbang to pledge their equity interests in Guangdong Xingbang to Guangzhou Xingbang for securing the Consulting Services Fee (as defined below) as required pursuant to this Agreement.

Consulting Service Agreement

3.	PAYMENT

3.1	General

(a)
In consideration of the Services provided by Guangzhou Xingbang hereunder, Guangdong Xingbang shall pay to Guangzhou Xingbang a consulting services fee (the “Consulting Services Fee”) during the term of this Agreement, payable in RMB each quarter, equivalent to all of its net income for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such quarterly payment shall be made within fifteen (15) days after receipt by Guangzhou Xingbang of the financial statements referenced above.

(b)
Guangdong Xingbang will permit, from time to time during regular business hours as reasonably requested by Guangzhou Xingbang, its agents or representatives (including independent public accountants, which may be Guangdong Xingbang’s independent public accountants), (i) to conduct periodic audits of the financial books and records of Guangdong Xingbang, (ii) to examine and make copies and abstracts from all books, records and documents (including without limitation, computer tapes and disks) in the possession or under the control of Guangdong Xingbang, (iii) to visit the offices and properties of Guangdong Xingbang for the purpose of examining such materials described in Item (ii) above, and (iv) to discuss matters relating to the performance by Guangdong Xingbang hereunder with any of the officers or employee of Guangdong Xingbang having knowledge of such matters. Guangzhou Xingbang may exercise the audit rights described herein at any time, provided that Guangzhou Xingbang provides a ten (10)-day written notice to Guangdong Xingbang specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Guangdong Xingbang’s normal operations.

3.2
Guangdong Xingbang shall not be entitled to set off any amount it may claim that is owed to it by Guangzhou Xingbang against any Consulting Services Fee payable by Guangdong Xingbang to Guangzhou Xingbang unless Guangdong Xingbang obtains Guangzhou Xingbang’s prior written consent.

3.3
The Consulting Services Fee shall be paid in RMB by telegraphic transfer to Guangzhou Xingbang’s bank account, or to such other account or accounts as may be specified in writing from time to time by Guangzhou Xingbang.

3.4
Should Guangdong Xingbang fail to pay all or any part of the Consulting Services Fee to Guangzhou Xingbang in RMB under this Clause 3 within the time limits stipulated, Guangdong Xingbang shall pay to Guangzhou Xingbang interest in RMB for the amount overdue based on the three (3)-month lending rate for RMB loans published by the People’s Bank of China on the relevant due date.

3.5
All payments to be made by Guangdong Xingbang hereunder shall be made free and clear and without any consideration of tax deduction, unless Guangdong Xingbang is required to make such payment subject to the deduction or withholding of tax.

3.6
In addition to the Consulting Services Fee mentioned above, Guangdong Xingbang agrees to reimburse Guangzhou Xingbang for all necessary expenses related to the performance of this Agreement, including but not limited to, travel expenses, expert fees, printing fees and mail costs.

3.7	Guangdong Xingbang also agrees to reimburse Guangzhou Xingbang for taxes (not including income tax), customs and other expenditures related to Guangzhou Xingbang’s performance of this Agreement.

Consulting Service Agreement

4.	FURTHER TERMS OF COOPERATION

All business revenue of Guangdong Xingbang shall be directed in full by Guangdong Xingbang into the bank account(s) approved by Guangzhou Xingbang.

5.	UNDERTAKINGS OF GUANGDONG XINGBANG

Guangdong Xingbang hereby agrees that, during the term of this Agreement:

5.1	Information covenants. Guangdong Xingbang shall provide Guangzhou Xingbang with the following:

5.1.1
Preliminary monthly reports. Within five (5) days after the end of each calendar month the preliminary income statements and balance sheets of Guangdong Xingbang made up to as of the end of such calendar month, in each case prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.2
Final monthly reports. Within ten (10) days after the end of each calendar month, a final report from Guangdong Xingbang on the financial and business operations of Guangdong Xingbang as of the end of such calendar month, setting forth the comparison of financial and operation figures for the corresponding period in the preceding financial year, in each case prepared in accordance with generally accepted accounting principles of the PRC.

5.1.3
Quarterly reports. As soon as available and in any event within forty-five (45) days after each Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Guangdong Xingbang and its subsidiaries for such Quarterly Period, and for the period from the beginning of the relevant fiscal year to such Quarterly Period, setting forth in each case the actual versus budgeted comparisons and a comparison of the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of Guangdong Xingbang’s Chief Financial Officer, and such certificate shall state that the said financial statement fairly represent the consolidated and consolidating financial conditions and results of operations, as the case may be, of Guangdong Xingbang and its subsidiaries, in accordance with the general accepted accounting principles of the PRC for such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements). For the purpose of this Agreement, a “Quarterly Period” shall mean the last day of March, June, September and December of each year, the first of which shall be the first Quarterly Period following the date of this Agreement; provided that if any such Quarterly Period is not a business day in the PRC, then such Quarterly Period shall be the next succeeding business day in the PRC.

5.1.4
Annual audited accounts. Within three (3) months after the end of each financial year, Guangdong Xingbang’s annual audited accounts (setting forth in each case the comparison of the corresponding figures for the preceding financial year), shall be prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.5
Budgets. At least ninety (90) days prior to the beginning of each fiscal year of Guangdong Xingbang, Guangdong Xingbang shall prepare a budget in a form satisfactory to Guangzhou Xingbang (including budgeted statements of income and sources and uses of cash and balance sheets) for each of the four quarters of the succeeding fiscal year accompanied by the statement of Guangdong Xingbang’s Chief Financial Officer, to the effect that, to the best of his/her knowledge, the budget is a reasonable estimate for the corresponding period.

5.1.6
Notice of litigation. Guangdong Xingbang shall notify Guangzhou Xingbang, within one (1) business day of obtaining the knowledge thereof, of (i) any litigation or governmental proceeding pending against Guangdong Xingbang which may have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Guangdong Xingbang and (ii) any other event which is likely to have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Guangdong Xingbang.

5.1.7	Other information. From time to time, such other information or documents as Guangzhou Xingbang may reasonably request.

Consulting Service Agreement

5.2
Books, records and inspections. Guangdong Xingbang shall keep accurate books and records of its business activities and transactions in accordance with generally accepted accounting principles of the PRC and all over legal requirements. During an appropriate time and within a reasonable scope requested by Guangzhou Xingbang, Guangdong Xingbang will permit Guangzhou Xingbang’s officers and designated representatives to visit the premises of Guangdong Xingbang and to inspect, under the guidance of Guangdong Xingbang’s officers, Guangdong Xingbang’s books and records, and to discuss the affairs, finances and accounts of Guangdong Xingbang.

5.3	Corporate franchises. Guangdong Xingbang will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and maintain its material rights and licenses.

5.4
Compliance with laws. Guangdong Xingbang shall abide by all applicable laws, regulations and orders of all relevant governmental administration, including but not limited to United States Foreign Corrupt Practices Act, in respect to its business and the ownership of its property, including without limitation, maintenance of valid and proper governmental approvals and licenses necessary to provide the services, unless such noncompliance will not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, conditions or prospects of Guangdong Xingbang.

6.	NEGATIVE COVENANTS

Guangdong Xingbang covenants and agrees that, during the term of this Agreement, without the prior written consent of Guangzhou Xingbang:

6.1	Equity. Guangdong Xingbang will not issue, purchase or redeem any equity or debt, or equity or debt securities of Guangdong Xingbang.

6.2
Liens. Guangdong Xingbang will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or asset (real or personal, tangible or intangible) of Guangdong Xingbang whether existing or hereafter acquired, provided that the provisions of this Clause 6.2 shall not prevent the creation, incurrence, assumption or existence of:

6.2.1	Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

6.2.2
Liens in respect to Guangdong Xingbang’s property or assets imposed by law, which were incurred in the ordinary course of business, and (i) which do not in the aggregate. Materially detract from the value of Guangdong Xingbang’s business or (ii) which are being contested in good faith by appropriate proceedings and proceedings which have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

Consulting Service Agreement

6.3
Consolidation, merger, sale of assets and etc. Guangdong Xingbang will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Guangdong Xingbang may sell inventory in the ordinary course of business and (ii) Guangdong Xingbang may sell equipment which is uneconomic or obsolete, in the ordinary course of business.

6.4
Dividends. Guangdong Xingbang will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Guangdong Xingbang with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5
Leases. Guangdong Xingbang will not permit the aggregate payments (including without limitation, any property taxes paid as additional rent or lease payments) by Guangdong Xingbang under agreement to rent or lease any real or personal property to exceed the amount agreed by Guangzhou Xingbang in any fiscal year of Guangdong Xingbang.

6.6
Indebtedness. Guangdong Xingbang will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Guangdong Xingbang in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Guangdong Xingbang.

6.7
Advances, investment and loans. Guangdong Xingbang will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Guangdong Xingbang may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

6.8
Transactions with Affiliates or Related Parties (as defined below). Guangdong Xingbang will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or Related Party of Guangdong Xingbang, other than on terms and conditions substantially as favorable to Guangdong Xingbang as would be obtainable by Guangdong Xingbang at the time in a comparable arms-length transaction with a Person other than an Affiliate or Related Parties and with the prior written consent of Guangzhou Xingbang. The term “Related Parties” shall mean the shareholders of Guangdong Xingbang and (a) each individual who is, or who has at any time been, an officer, director or executive employee of Guangdong Xingbang or any Affiliate; (b) each member of the family of the shareholders of Guangdong Xingbang and each of the individuals referred to in Item “(a)” above; and (c) any entity in which any one of the individuals referred to in Items “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

6.9
Capital expenditures. Guangdong Xingbang will not make any expenditure for fixed or capital assets (including without limitation, expenditures for maintenance and repairs which are capitalized in accordance with generally accepted accounting principles in the PRC and capitalized lease obligations) during any quarter of a fiscal year which exceeds the aggregate the amount contained in the budget as set forth in Clause 5.1.5.

6.10
Modifications to debt arrangement, agreements or articles of association. Guangdong Xingbang will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness, or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or if any agreement (including without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing, or (iii) amend, modify or change its articles of association or business license, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.11
Line of business. Guangdong Xingbang will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Guangdong Xingbang’s business license except with the prior written consent of Guangzhou Xingbang.

Consulting Service Agreement

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Guangzhou Xingbang

Guangzhou Xingbang hereby represents and warrants as follows:

7.1.1
It has the power to enter into and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by Guangzhou Xingbang and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Guangzhou Xingbang enforceable against Guangzhou Xingbang in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.1.2	The execution and performance of this Agreement by Guangzhou Xingbang does not and will not result in any violation of enforceable or effective laws or contractual limitations.

7.1.3	Upon execution, this Agreement shall constitute the legal, valid and binding obligation of Guangzhou Xingbang and may be enforceable in accordance therewith.

7.2	Representations and Warranties of Guangdong Xingbang

Guangdong Xingbang hereby represents and warrants as follows:

7.2.1	Guangdong Xingbang is a company duly registered and validly existing under the laws of the PRC, and is authorized to enter into this Agreement.

7.2.2
Guangdong Xingbang has the power to execute and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by Guangdong Xingbang and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Guangdong Xingbang enforceable against Guangdong Xingbang in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8.	TERM AND TERMINATION

8.1	This Agreement shall take effect on the date of its execution and shall remain in full force and effect unless terminated pursuant to Clause 8.2.

8.2	This Agreement may be terminated:

8.2.1
By Guangzhou Xingbang giving a written notice to Guangdong Xingbang if Guangdong Xingbang has committed a material breach of this Agreement (including but not limited to , the failure by Guangdong Xingbang to pay any of the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within fourteen (14) days, in the case of breach of a non-financial obligation, following the receipt of such written notice;

8.2.2
By either Party giving a written notice to the other Party if the other Party becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debt as they become due;

8.2.3	By either Party giving a written notice to the other Party if, for any reason the operations of Guangzhou Xingbang are terminated;

8.2.4	By either Party giving a written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

8.2.5	By Guangzhou Xingbang giving a written notice to Guangdong Xingbang at Guangzhou Xingbang’s sole discretion, with or without reasons.

8.3
Any Party electing to terminate this Agreement pursuant to Clause 8.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such termination right. For avoidance of any doubt, either Party’s right to claim against the other Party for compensation for breach of this Agreement by such other Party shall not be affected. The expiration or termination of this Agreement shall not affect the continuing liability of Guangdong Xingbang to pay any Consulting Services Fee already accrued or due and payable to Guangzhou Xingbang. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Guangzhou Xingbang by Guangdong Xingbang hereunder, as well as all other amounts accrued but not yet payable to Guangzhou Xingbang by Guangdong Xingbang, shall hereby become due and payable by Guangdong Xingbang to Guangzhou Xingbang.

Consulting Service Agreement

9.	GUANGZHOU XINGBANG’S REMEDY UPON GUANGDONG XINGBANG’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Guangzhou Xingbang shall be entitled to remedies permitted under PRC laws, including without limitation, compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

10.	CONFIDENTIALITY

10.1
Guangdong Xingbang agrees to use reasonable best efforts to protect and maintain the confidentiality of Guangzhou Xingbang’s confidential information received in connection with this Agreement. Guangdong Xingbang shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, Guangdong Xingbang shall, upon Guangzhou Xingbang’s request, return to Guangzhou Xingbang or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.2
Guangzhou Xingbang agrees to use reasonable best efforts to protect and maintain the confidentiality of Guangdong Xingbang’s confidential information received in connection with this Agreement. Guangzhou Xingbang shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, Guangzhou Xingbang shall, upon Guangdong Xingbang’s request, return to Guangdong Xingbang or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.3
Pursuant to this Agreement, the term “confidential information” shall mean any technical information or business operation information which is unknown to the public, can bring about economic benefits, has practical utility and about which a Party has adopted secret-keeping measures.

10.4	Both Parties agree that this provision shall survive notwithstanding the alteration, revocation or termination of this Agreement.

11.	AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other Party for any purpose whatsoever. Neither Party shall have the power or authority to bind the other Party except as specifically set out in this Agreement.

Consulting Service Agreement

12.	INDEMNITIES

Guangdong Xingbang shall indemnify Guangzhou Xingbang against any loss, damage, liability or expenses suffered or incurred by Guangzhou Xingbang as a result of or arising out of any litigation, claim or compensation request relating to the technical consulting services provided by Guangzhou Xingbang to Guangdong Xingbang under this Agreement.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law. This Agreement shall be governed by, and construed in accordance with the laws of the PRC.

13.2
Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the Parties and/or arbitration in accordance with this Clause 10.2. Such negotiations shall begin immediately after one Party has delivered to the other Party a written request for such negotiation. If, within ninety (90) days following the date of such notice, the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration by China International Economic and Trade Arbitration Commission (the “CIETAC”), Shanghai Branch. The Parties shall jointly appoint a qualified interpreter for the arbitration proceeding if necessary and shall be responsible for sharing in equal portions the expenses incurred by such appointment. The arbitration proceeding shall take place in Shanghai, China. The outcome of the arbitration shall be final and binding and enforceable upon the Parties.

13.3
Number and appointment of arbitrators. There shall be three (3) arbitrators. Guangzhou Xingbang and Guangdong Xingbang shall each appoint one (1) arbitrator and both arbitrators shall be appointed within thirty (30) days after giving or receiving the demand for arbitration. The chairman of the CIETAC shall appoint the third arbitrator. If a Party does not appoint an arbitrator within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC.

13.4	Arbitration rules. Unless otherwise provided by the arbitration rules of CIETAC. The arbitration tribunal shall apply the arbitration rules of the CIETAC.

13.5
Cooperation and disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

13.6
Jurisdiction. Award rendered by the arbitration may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the judgment or any order of enforcement thereof.

13.7
Continuing obligations. During the period when the relevant dispute is being resolved, the Parties shall continue their implementation of the rest part of this Agreement other than the relevant dispute being resolved .

14.	ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Guangzhou Xingbang, however, may assign its rights and obligations hereunder to any of its Affiliate without Guangdong Xingbang’s consent.

Consulting Service Agreement

15.	NOTICE

Notice or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party set forth below. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the third (3rd) day after the date; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

To Guangzhou Xingbang

Address:	Room 705A, 7th Floor, West Tower, Star International Mansion, NO.8 Jinsui Road Tianhe District, Guangzhou
Attn:	Yuan Yuan
Fax:	+86-20-38296977
Tel:	+86-20-38296988

To Guangdong Xingbang

Address:	7th Floor, West Tower, Star International Mansion, NO.6-20 Jinsui Road Tianhe District, Guangzhou, PR China 510623
Attn:	Xiaohong Yao
Fax:	+86-20-38296656
Tel:	+86-20-38293655

16.	MISCELLANEOUS

16.1
The failure or delay in exercising a right or remedy under this Agreement shall not constitute as a waiver of the right or remedy, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy.

16.2
Should any clause or any part of any clause contained in this Agreement be declared invalid, illegal or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

16.3	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

16.4	No amendment or variation of this Agreement shall be valid unless it is in writing and executed by the Parties or their respective authorized representatives.

16.5	This Agreement shall be executed in two (2) originals in English, which shall be equally valid. Each Party retains one (1) original

Consulting Service Agreement

[Signature Page]

IN WITNESS THEREOF this Agreement is duly executed by each Party on the date first set forth above.

Guangzhou Xingbang Information Consulting Co., Ltd.

/s/ Xiaohong Yao
Name: Xiaohong Yao
Title:Director

Guangdong Xingbang Industry Information & Media Co., Ltd.

/s/ Xiaohong Yao
Name: Xiaohong Yao
Title: CEO and President

Signature page to Consulting Service Agreement